PRESS RELEASE

Larry Wuerz Joins Plantronics as Senior Vice President of Worldwide Operations
New Executive Team Member Brings 28 Years of Experience from HP

FOR INFORMATION, CONTACT: Dan Race Plantronics, Inc. 831-458-7005 dan.race@plantronics.com	FOR IMMEDIATE RELEASE June 11, 2007

SANTA CRUZ, CA – June 11, 2007 – Plantronics (NYSE:PLT) today announced that Larry Wuerz has joined the company as senior vice president of Worldwide Operations, responsible for leading Plantronics’ global operations and supply chain.

"Larry's 28 years of experience at HP include high volume, low cost businesses which are important to Plantronics’ growth in retail and mobile sectors," said Ken Kannappan, president and CEO of Plantronics. "His proven excellence in leading teams to manage rapid change at HP will help Plantronics achieve the necessary cost structures and responsiveness for these emerging markets, and help us complement our already outstanding commercial infrastructure."

At HP, Mr. Wuerz was most recently the worldwide vice president of Operations and Supply Chain for the Desktop Personal Computer organization, including consumer, commercial and workstation PCs. Prior to this role, Mr. Wuerz held the same title for HP’s Consumer Desktop Personal Computer organization, where he helped grow the business from inception to the global market share leader. Mr. Wuerz was instrumental in dramatically simplifying HP’s supply chain to improve margins, customer satisfaction, quality, and overall operational excellence. His extensive supply chain experience within the retail sector helped HP speed product cycles, reduce operational costs, and adapt to competitive pressures. In addition to Mr. Wuerz’s operations roles at HP, he also held senior positions in other functional areas, including Research and Development, and Human Resources.

Mr. Wuerz holds an MSEE from Stanford University and a BSEE from the University of Missouri – Rolla.

About Plantronics

In 1969, a Plantronics headset carried the historic first words from the moon: “That’s one small step for man, one giant leap for mankind.”  Since then, Plantronics has become the headset of choice for mission-critical applications such as air traffic control, 911 dispatch, and the New York Stock Exchange.  Today, this history of Sound Innovation™ is the basis for every product we build for the office, contact center, personal mobile, entertainment and residential markets. The Plantronics family of brands includes Plantronics, Altec Lansing, Clarity, and Volume Logic. For more information, go to www.plantronics.com or call (800) 544-4660.

Altec Lansing, Clarity, Plantronics, Sound Innovation, and Volume Logic are trademarks or registered trademarks of Plantronics, Inc.

PLANTRONICS, INC. / 345 Encinal Street / P.O. Box 1802 / Santa Cruz, California 95061-1802
831-426-6060 / Fax 831-426-6098